Exhibit 10.6

EXECUTION COPY

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made as of September 13, 2013 (“Effective Date”) by and between Medgenics, Inc., a Delaware corporation (the “Company”), and Andrew L. Pearlman.

Consultant is the founder of the Company and has intimate knowledge of the Company’s technologies and business history. The Company desires to have Consultant perform consulting services for the Company as a senior advisor to the Company, and Consultant desires to perform such services for the Company, all subject to and in accordance with the terms and conditions of this Agreement.

The parties agree, as per Consultant's specific wish and requirement, made as a result of considerations and benefits personal to himself, that the Services (as defined below) will be provided to the Company by Consultant on an independent contractor basis, absent an employment relationship between the Company and Consultant.

Consultant is aware of all the financial consequences resulting from Consultant's engagement as an independent contractor.

This Agreement is entered into in reliance upon, inter alia the declarations of Consultant that the Services are provided solely on an independent contractor basis and that no claim shall be submitted by Consultant or anyone on Consultant's behalf contradicting such declaration.

NOW, THEREFORE, the parties agree as follows:

1.          SERVICES. During the Term (as defined below), Consultant shall provide such consulting services to the Company and its affiliates as and when requested by the Company, which may include financial, strategic, business development, investor relations and clinical and regulatory consulting services (collectively, the “Services”), provided that the Company and Consultant anticipate that the level of Services will be less than 20% of the average level of services provided by Consultant to the Company during the 36-month period immediately preceding Consultant’s termination of employment from the Company, and nothing in this Agreement is intended to cause such termination to be anything other than a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986. Consultant’s provision of the Services shall be coordinated with the Company through the written consent of the Company’s Chief Executive Officer.

Consultant represents and warrants to the Company that he has the ability, experience, contacts, expertise and resources to provide the Services and to perform all of his obligations hereunder.

Consultant warrants that he has all the approvals, permits and licenses that are or may be required under any law for the provision of the Services, to the extent that such are required, and that he will have all such approvals, permits and licenses at all times during the term of this Agreement. Consultant further warrants that to the extent that the consent or approval of any third party is required for the provision of the Services to the Company, in whole or in part, Consultant shall be responsible, on his own account, to obtain and to have such consent or approval at all times during the term of the provision of the Services to the Company.

Consultant warrants and undertakes that there is no legal, commercial, contractual or any other restriction, which precludes or might preclude him from signing this Agreement or fully performing his obligations pursuant to this Agreement.

Consultant shall not, offer, promise, give, authorize, solicit or accept, directly or indirectly, any unlawful pecuniary or other advantage of any kind including any perquisite, commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company.

Consultant undertakes that if there should, at any time during the entire term of the provision of the Services under this Agreement, occur anything to prevent him from providing the Services at the required level and quality, Consultant shall notify the Company immediately and the Company shall be entitled to terminate the Agreement by immediate notice, without advance warning and without the requirement to make any payment by the Company to Consultant in respect of the termination, except for payment for services actually performed prior to the date of receipt of the Company’s notice of termination.

Where Consultant discovers, or ought reasonably to have discovered, that he has or might have at some point in the future, any personal interest in the Company business, or a conflict of interest arising out of or in connection with the Services then, immediately upon discovery, Consultant shall notify the same to the Company in writing. Without derogating from any other rights under this Agreement or under law, the Company may require Consultant to cease having any such personal interest or conflict of interest, as the case may be or to immediately terminate this Agreement, without any advance notice. Consultant shall not be entitled to any damages or payment other than Fees for Services provided to the Company prior to termination. Notwithstanding the foregoing, Consultant is permitted (i) to own, or have an interest in, acquire, sell or trade securities in the Company in accordance with the policies of the Company applicable to Consultant and applicable law, and (ii) fulfill his duties as a Director of the Company, and neither of the activities set forth in clauses (i) or (ii) shall be deemed a conflict of interest..

Consultant agrees, of his own free will, that all the information in this Agreement, and any information concerning Consultant gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information as may be required by law or court order and to it affiliates and subsidiaries. Upon the further consent of Consultant, which consent shall not be unreasonably withheld, the Company shall also be entitled to transfer such information to third parties. The Company hereby undertakes that the information will be used and/or transferred for legitimate business purposes only.

2.	COMPENSATION.

2.1           Compensation. Subject to the fulfillment of all of Consultant's obligations hereunder, the Company will pay Consultant a monthly consulting fee equal to $8,000 for the Services provided hereunder. Such monthly fee shall be prorated for any partial month during the Term.

2.2           Reimbursement of Expenses. Any reasonable disbursements or out-of-pocket expenses incurred by Consultant in connection with performing Services under this Agreement shall be promptly reimbursed by the Company upon receipt of an invoice from Consultant detailing and substantiating such expenses; provided, however, that any disbursement or expenses in excess of $1,000 shall be pre-approved by the Company.

2.3           Payment. Consultant shall submit invoices and receipts on a monthly basis for all fees and expenses due and owing to Consultant for the previous month. Said invoices shall include a report detailing any expenses, business trips and other pertinent information requested by the Company. Payment shall be made 30 days from the end of the month during which the invoice is submitted, subject to its approval by the Company.

Consultant shall not be entitled to any further compensation in connection with the Services other than the fee provided in Section 2.1 and the reimbursement of expenses as stated in this Agreement.

3.	RELATIONSHIP OF PARTIES.

3.1           Independent Consultant. Consultant is an independent Consultant and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise, except as otherwise approved by the Chief Executive Officer of the Company. Consultant must perform and continue to perform all actions legally required to establish and maintain his status as an independent contractor with an independent business. The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement.

If, notwithstanding anything contained in this Agreement, any person shall file a lawsuit or similar proceeding, or a judicial, governmental or other authority shall determine, that Consultant provided the Services under this Agreement as an employee of the Company, then the following provisions shall apply:

3.1.1           For the period as to which it is claimed or determined that an employment relationship existed between the Company and Consultant (“Relevant Period”), Consultant shall not be entitled to the fee (as set out in Section 2.1 here above), but only 75% thereof ("Reduced Fee").

3.1.2           The Reduced Fee shall constitute the full remuneration payable to Consultant, on which basis any social contributions will be calculated - to the extent that such social contributions are required to be paid to or in respect of Consultant pursuant to any third party authority's decision reclassifying Consultant as an employee.

3.1.3           In view thereof, an accounting shall be conducted between the parties, and by no later than seven (7) days from the Company's first demand, Consultant shall return and pay to the Company all amounts paid to Consultant in excess of the Reduced Fee for the Relevant Period, along with linkage differentials and interest from the date of payment of each amount by the Company to Consultant and up to the date upon which actual return and payment of the funds is made by Consultant, all based on the Consumer Price Indices known at the relevant dates and as provided by the Adjudication of Interest and Linkage Law, 1961.

In addition, in the event that the relationship between the Company and Consultant shall be claimed, regarded or determined by any third party, including any governmental and/or judicial and/or tax authority to be an employment relationship, Consultant shall reimburse and indemnify the Company for any expense and/or payment incurred by or demanded of the Company as a consequence (including any legal expenses and VAT), immediately upon the Company's demand, and in any event no later than seven (7) days from the Company's first demand.

The Company shall be entitled to offset any amounts due to it under this Section 3 from any amounts payable to Consultant under this Agreement.

Consultant undertakes to perform his duties and obligations under this Agreement with the highest degree of professionalism and shall abide by all laws, rules and regulations that apply to the performance of the Services. Without derogating from the generality of the above, no work performed hereunder shall infringe any copyright, patent, trademark, trade secret or other proprietary right of any third party and, in providing the Services, Consultant shall comply with all applicable laws. Consultant may not use other persons to perform the Services under this Agreement without prior written approval of the Company.

3.2           Taxes and Benefits. Consultant warrants that he maintains financial books in accordance with applicable law and that he is duly registered with the income tax authorities, value added tax authorities and National Insurance Institution as an independent contractor. All taxes on net income and similar assessments, levies and government imposed obligations with respect to Services (including to the National Insurance Institute) shall be the obligation of and be paid by Consultant. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement.

Notwithstanding the above, the Company shall withhold all taxes and compulsory payments on any payment and/or benefit to Consultant to the extent that such taxes and compulsory payments are required by any applicable law to be withheld at source.

4.	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

4.1           Definition of Innovations. Consultant agrees to disclose in writing to the Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice during the term of this Agreement, alone or jointly with others, in connection with performing Services or that result from such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).

4.2           Ownership of Innovations. Consultant and the Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by the Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of the Company. Consultant hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At the Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with the Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of the Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3           Moral Rights. Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right,” in all cases.

4.4           Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to the Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Company to exercise all of the rights assigned to the Company under this Agreement. Consultant hereby waives any and all such rights in favor of the Company or any affiliate thereof, and Consultant shall not have any claim to any right, moral rights, compensation, reward or any right that Consultant may have under the Israel Patents Law – 1981 (the “Patents Law”), including, any right to royalties in Service Inventions under Sections 132-134 the Patents Law.

4.5           Consultant’s undertakings are in addition to, and do not derogate from, any obligation to which they may be subject under applicable law or Company policy or agreement.

5.          CONFIDENTIAL INFORMATION AND FIDUCIARY DUTIES. The parties agree and acknowledge that Consultant is a director of the Company and as such is subject to certain fiduciary duties under Delaware law. In addition, Consultant acknowledges that he is bound by the Company’s Code of Business Conduct and Ethics. Consultant re-affirms each of those obligations.

6.	TERM AND TERMINATION.

6.1           Term. This Agreement will commence on the Effective Date and terminate on the six-month anniversary of the Effective Date, unless the parties mutually agree in writing to extend the Term (as may be so extended, the “Term”).

6.2           Termination. Either party may terminate this Agreement prior to the expiration of the Term: (i) immediately without prior notice or any other payment if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party, or (ii) at any time, for any reason or no reason, upon thirty (30) days advance written notice to the other party.

6.3           Effect of Termination. Upon the expiration of the Term or any earlier termination of this Agreement for any reason, (i) Consultant will promptly deliver to the Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof; (ii) Consultant will promptly return to the Company all the documents, information and other equipment or material in his possession or control which belong to, or have been entrusted to, the Company, or otherwise related to the provision of the Services. Consultant shall neither have, nor retain, any proprietary interest in such assets, and (iii) the Company will pay Consultant any amounts that are due and payable under Section 2 for the period that Consultant provided Services to the Company prior to the effective date of termination.

6.4           Survival. The provisions of Sections 3, 4, 5, 6.3 and 7 will survive the expiration of the Term or any earlier termination of this Agreement.

7.	GENERAL.

7.1           No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by either party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.

7.2           Assignment. Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without the Company’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.

7.3           Governing Law; Equitable Remedies. This Agreement will be governed by and construed in accordance with the laws of the State of Israel. Because the Services are personal and unique and because Consultant will have access to confidential business information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that the Company may have for a breach of this Agreement.

7.4           Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

7.5           Severability and Waiver. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.

7.6           Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth below or to such other address as may be specified by either party to the other in accordance with this Section.

7.7           Entire Agreement. This Agreement, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. As a condition to the coming into effect of this Agreement, in parallel to the execution of this Agreement, Consultant shall execute the Letter of Undertaking attached to this Agreement.

7.8           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Reminder of page left intentionally blank.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

By:	/s/ Sol J. Barer	/s/ Andrew L. Pearlman
Name: Sol J. Barer		Andrew L. Pearlman
Title: Chairman of the Board

Notice Address:		Notice Address:
Medgenics, Inc.		Dr. Andrew L. Pearlman
P.O. Box 14		____________________
Misgav Israel 20179		____________________

Letter of Undertaking

WHEREAS

(A)	From June 1, 2007 until September 13, 2013, I was employed by Medgenics Medical Israel Ltd. ("MMI") in the position of its President and CEO of MMI and its corporate parent, Medgenics, Inc. (“Medgenics”), pursuant to a personal employment agreement (as amended, the "Employment Agreement") dated June 1, 2007 between MMI and me (the "Employment Period");

(B)	My employment with MMI and, more generally, my engagement with MMI and Medgenics was terminated, and MMI has conducted a final settlement of accounts with me and I have received all amounts and entitlements due and owing to me in accordance with any law or agreement (including the Employment Agreement), whatsoever connected to or arising out of the Employment Period or its termination thereof;

(C)	On September 13, 2013, a separation agreement was executed between me, MMI and Medgenics with regard to the termination of the Employment Agreement and the termination of my employment with MMI and, more generally, my engagement with MMI and Medgenics;

(D)	In accordance with my specific wish and requirement, as of September 13, 2013 (the “Effective Date”), I shall begin to provide consulting services to Medgenics (the "Services) on an independent contractor basis, and consequently, without there being any employment relationship between MMI, Medgenics or any affiliate of either of MMI or Medgenics, on the one hand, and me, on the other hand, according to the terms of the consulting services agreement executed between the parties of even date herewith (the “Consulting Agreement”).

THEREFORE, I, the undersigned, Andrew L. Pearlman, holder of I.D. No. _____________, hereby confirm and irrevocably declare and undertake to MMI and Medgenics as follows:

1.	I hereby declare that the terms and conditions of my engagement with Medgenics and its affiliates, including MMI, as of the Effective Date are exclusively settled under the Consulting Agreement. For the avoidance of any doubt, there will not be any continuation of entitlements, from any kind whatsoever, as between the Employment Period and my engagement with Medgenics according to the Consulting Agreement.

2.	I hereby declare that I am aware that Medgenics, MMI and anyone on their behalf shall rely on the declarations and the representations set out in this Letter of Undertaking in managing their businesses and providing any due diligence to third parties regarding the conditions and the obligations of Medgenics and MMI. In addition, I declare that I am aware that third parties might rely on the declarations and the representations set out in this Letter of Undertaking.

3.	I hereby declare that this Letter of Undertaking is signed by me in accordance with my own free will and after I have had the opportunity to consult with whomever I wished.

/s/ Andrew L. Pearlman	September 13, 2013
Signature	Date